UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 5, 2007

CAPITAL GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-13078	13-3180530
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

76 Beaver Street, New York, NY		10005
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 344-2785

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Between December 27, 2006 and February 8, 2007, we issued an aggregate of 16,662,000 shares of our Common Stock pursuant to the exercise of two year warrants issued in February 2005 and 2006 for aggregate gross proceeds of $4,863,500. The foregoing shares were issued pursuant to exemptions from registration provided by Regulation S and/or Rule 506 of the Securities Act of 1933. The balance of the warrants issued on February 8, 2005 expired on February 8, 2007.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2007, Robert Roningen resigned as our Secretary and, on February 9, 2007, John Brownlie, our Vice President of Operations, was appointed Chief Operating Officer and Jeffrey W. Pritchard, our Vice President of Investor Relations, was appointed Secretary. Mr. Brownlie’s appointment as our Chief Operating Officer did not result in any changes to his compensation arrangement under his employment agreement with the Company.

Section 8 - Other Events

Item 8.01 Other Events.

On February 5, 2007, Dave Loder, the General Manager of our El Chanate Project, resigned for personal reasons unrelated to his employment with the Company. We have hired, on a temporary basis, an experienced replacement and are actively looking for a permanent replacement. We do not believe, that Mr. Loder’s departure will have a material adverse affect on our business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GOLD CORPORATION

February 9, 2007	By:	/s/ Jeffrey W. Pritchard
Jeffrey W. Pritchard, Vice President